UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under § 240.14a-12

Telkonet, Inc.
(Name of Registrant as Specified in its Charter)

____________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐
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IMPORTANT – ACTION TO CAST OR CHANGE YOUR VOTE IS NEEDED

Dear Fellow Telkonet Shareholder:	June 16, 2016

As a valued shareholder of Telkonet, Inc., I am writing to remind you that we’re less than two weeks from Telkonet’s annual shareholder meeting and we would like you to participate in the re-election of the Board of Directors of Telkonet, Inc. You are receiving voting materials from multiple sources for the Telkonet annual shareholder meeting. Even if you have already cast your proxy in favor of the opposition slate of directors, it is not too late to change your vote in favor of the management slate of directors using the ENCLOSED GREEN PROXY CARD, as it is the latest dated proxy cast that will count towards the election of the directors. I also want to remind you of some important facts and reasons for retaining the current leadership:

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First, since Bill Davis and I joined the Telkonet Board in December of 2009, the current Board and management have been  clear about our plan to facilitate sustainable sales growth, enterprise value, and shareholder value through continued platform innovation and expanding sales channels through the use of strategic partners such as Trane, Samsung, Johnson Controls and others. After the addition of Tim Ledwick, Jeff Andrews, and Kelly Warner to the Board, we expanded our relationships with these strategic partners and are seeing growing traction from this initiative.  Telkonet’s sales team also continues to build sustainable selling relationships through channel partners who value Strong Leadership demonstrated by the existing management and the Board.

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Second, the Telkonet shareholders approved a proposal allowing the Board to implement a reverse stock split at last year’s annual shareholder meeting.  This shareholder approval was good for a one-year period.  So, inclusion of the reverse stock split in this year’s proxy statement is consistent with last year’s proxy statement.  Shareholder approval of the reverse stock split simply permits the Board authority to implement a reverse stock split until the 2017 annual shareholder meeting, should the Board determine that to do so is in the best interests of the shareholders.

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Third, Telkonet’s current Board consists of individuals with deep roots and experience in the Clean Technology space, along with significant experience in managing companies and relationships with partners who bring value to Telkonet’s strategic vision.  As a shareholder, you are entitled to understand what the opposition slate’s plans are for these strategic relationships and I encourage you to do an analysis of the competing qualifications of the incumbent Board versus the opposition slate of directors.

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Fourth, as stated in the opposition slate’s proxy statement, if the opposition slate of directors gains control of the Board, then they will vote to have Telkonet reimburse the cost of their proxy solicitation, which is estimated to be greater than $250,000.00.  This is a sizeable expense that Telkonet would not otherwise incur.

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Fifth, if you have not yet received your proxy for Telkonet’s annual shareholder meeting on June 27th, or if you would like to discuss this very important matter, please contact our proxy solicitor Laurel Hill Advisory Group at 888-742-1305.

Telkonet, Inc. • 20800 Swenson Drive, Suite 175 • Waukesha, WI 53186 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com

Please vote on the enclosed Management GREEN PROXY CARD , even if you have already voted.

On behalf of the Board, management, strategic partners, and shareholders of Telkonet, Inc., I urge you to re-elect the existing Board of Directors of Telkonet, Inc.

Again, even if you have already cast your proxy in favor of the opposition slate of directors, it is not too late to change your vote in favor of the management slate of directors with the Management GREEN PROXY CARD, as it is the last vote that you cast, that will count towards the election of the Board of Directors of Telkonet, Inc. and the annual shareholder meeting quorum.

Do not vote any ballot except the enclosed GREEN PROXY CARD .  Simply discard any other ballot and vote our enclosed Management “GREEN PROXY CARD”. Time is short.

ENSURE YOUR VOTE IS RECORDED PROPERLY:

Very truly yours,
Jason L. Tienor
President, CEO, and Director

2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305